UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 17, 2008

Aon Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	1-7933	36-3051915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 East Randolph Street, Chicago, Illinois (Address of Principal Executive Offices)		60601 (Zip Code)

Registrant’s telephone number, including area code: (312) 381-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On January 17, 2008, the Organization and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Aon Corporation (the “Company”) approved a formula (the “Formula”) for funding the annual incentive compensation payments to be made to certain senior executives of the Company (the “Executive Team”) for their 2008 performance.  The Formula will be implemented under the Aon Senior Officer Incentive Compensation Plan, as amended and restated effective January 1, 2006 (the “Plan”), as approved by the Company’s stockholders in 2006.  Under the Plan, the 2008 incentive compensation for each Executive Team member (“2008 Incentive Awards”) is limited to a maximum of $5 million.

The Executive Team consists of 14 individuals that include the Company’s Chief Executive Officer, Executive Chairman and various global and regional business leadership and global leadership of certain service functions.  Gregory C. Case, the Company’s President and Chief Executive Officer, and Patrick G. Ryan, the Company’s Executive Chairman, are the only members of the Executive Team that were named executive officers in the Company’s 2007 Proxy Statement; however, certain additional members of the Executive Team include those that the Company anticipates naming as executive officers in its 2008 Proxy Statement.

After the Company’s 2008 performance results are known, the Formula will be used to calculate the funding for 2008 Incentive Awards as follows: (1) the amount by which an incentive compensation award pool (the “Pool”) will be funded by the Company will be calculated, and (2) each Executive Team Member’s individual target allocation of the Pool will be determined.

The funding of the Pool will be based on the Company’s 2008 performance as measured by: (1) the Company’s achievement in 2008 of a targeted pre-tax net operating income (“PTNOI”) level, (2) growth in the Company’s planned PTNOI in 2008 as compared to 2007, and (3) the amount of the Company’s organic revenue growth.

Specifically, the Pool will not be funded and no 2008 Incentive Awards will be payable to the Executive Team members unless the Company achieves a minimum threshold of 85% of the 2008 PTNOI target.  If that minimum threshold has been achieved, graduated thresholds determined by the growth in planned PTNOI in 2008 compared to 2007 are applied that fund the Pool using a percentage varying from 15% -250% of the targeted pool amount.  The targeted pool amount is an amount equal to the aggregate of each Executive Team member’s individual targeted 2008 Incentive Awards multiplied by a percentage varying from 50% to 175% depending on the Company’s growth in planned PTNOI in 2008 compared to 2007.

After the funding of the Pool is determined based on the Company’s achievement of the 2008 PTNOI target and its growth in planned PTNOI in 2008 compared to 2007, organic revenue growth will be used to modify the Pool funding by a graduated amount dependant upon the percentage of the Company’s 2008 organic revenue growth.  This modification may range from a maximum increase in Pool funding of an additional 50% of the targeted pool amount to a maximum decrease in Pool funding of 25% of the targeted pool amount.  The calculation of the final Pool funding when all three company performance factors have been considered provides for a possible range of 0-300% of the targeted pool amount.

The Formula further provides that if the Pool is funded to any extent, the actual 2008 Incentive Award for each Executive Team member will then be determined by the Committee in its sole discretion.  It is anticipated that the Committee will consider the members’ target incentive allocations (“Targeted Allocation”) in determining the amounts of each 2008 Incentive Award; however, the Committee reserves the right to exercise its discretion to set incentive awards at levels higher or lower than the targeted incentives.  The Targeted Allocations are expressed as a percentage of an Executive Team member’s base salary and are as follows for 2008 performance: 150% for members of the Executive Team consisting of global business leadership and certain global service function leadership and 100% for members of the Executive Team consisting of regional business leadership and certain other global service function leadership.

The Committee intends to approve the Targeted Allocations for the Company’s CEO and Chairman at a subsequent meeting that will occur within 90 days of January 1, 2008.  No Executive Team member’s 2008 Incentive Award may exceed the maximum individual award amount defined in the Plan.

2008 Incentive Awards, if any, will be paid to Executive Team members as follows: (1) the amount of an award that is less than or equal to a member’s Targeted Allocation will be paid 80% in cash and 20% in time-vested restricted stock units of the Company that vest ratably over a three-year period and are generally payable in the Company’s stock along with ongoing dividend equivalents (“RSUs”), and (2) any amount of the award that is in excess of a member’s Targeted Allocation will be paid 50% in cash and 50% in RSUs.

Additional information regarding the compensation of the Company’s executive officers will be provided in the Company’s Proxy Statement for the 2008 Annual Meeting of Stockholders, which will be filed with the Securities and Exchange Commission prior to the meeting later this year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aon CORPORATION

	By:	/s/ Richard E. Barry
Richard E. Barry
Vice President and Deputy General Counsel

Date: January 24, 2008